Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-122933 of The Reynolds and Reynolds Company on Form S-8 of our report dated June 16, 2006, appearing in this Annual Report on Form 11-K of The Reynolds and Reynolds Company 401(k) Savings Plan for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Dayton, Ohio
June 27, 2006